EXHIBIT 12
                                 TRIBUNE COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)


                                                                                    Fiscal Year Ended December
                                                First Quarter    ------------------------------------------------------------------
                                                Ended 3/30/97          1996          1995          1994          1993          1992
                                                -------------    ----------    ----------    ----------    ---------     ----------

Income from continuing operations before
  cumulative effects of accounting changes      $      64,505    $  282,750    $  245,458    $  233,149    $  204,646    $  179,534

Add:
  Income tax expense                                   45,760       191,663       167,076       158,698       142,212       120,089
  Losses on equity investments                         10,855        13,281        13,209         9,739         1,857         1,903
                                                -------------    ----------    ----------    ----------    ----------    ----------

  Subtotal                                            121,120       487,694       425,743       401,586       348,715       301,526
                                                -------------    ----------    ----------    ----------    ----------    ----------

Fixed charge adjustments
  Add:
    Interest expense                                   15,574        47,779        21,814        20,585        24,660        35,301
    Amortization of capitalized interest                  520         2,108         2,253         2,362         2,392         2,434
    Interest component of rental expense (A)            2,450         9,362         8,200         8,236         8,732         8,182
                                                -------------    ----------    ----------    ----------    ----------    ----------

Earnings, as adjusted                           $     139,664    $  546,943    $  458,010    $  432,769    $  384,499    $  347,443
                                                =============    ==========    ==========    ==========    ==========    ==========

Fixed charges:
  Interest expense                              $      15,574    $   47,779    $   21,814    $   20,585    $   24,660    $   35,301
  Interest capitalized                                      1           168           610             -         1,099         1,092
  Interest component of rental expense (A)              2,450         9,362         8,200         8,236         8,732         8,182
  Interest related to guaranteed ESOP debt (B)          4,718        20,134        22,057        24,017        25,742        27,019
                                                -------------    ----------    ----------    ----------    ----------    ----------

Total fixed charges                             $      22,743    $   77,443    $   52,681    $   52,838    $   60,233    $   71,594
                                                =============    ==========    ==========    ==========    ==========    ==========

Ratio of Earnings to Fixed Charges                        6.1           7.1           8.7           8.2           6.4           4.9
                                                =============    ==========    ==========    ==========    ==========    ==========

 (A) Represents a portion of rental expense incurred by the Company, which is a reasonable approximation of the interest cost component of such expense.

 (B) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
     (ESOP).